                                                    EXHIBIT 11.1


                          NATURAL WONDERS, INC.
                    COMPUTATION OF PER SHARE EARNINGS
                  (In thousands, except per share data)


                                             FISCAL YEAR
                                     --------------------------
                                      1996      1995      1994
                                     --------------------------
Net earnings                         $2,901    $1,810    $1,765
                                     ------    ------    ------
                                     ------    ------    ------
Weighted average common shares
  outstanding                         7,862     7,725     7,458

Common share equivalents:
  Stock options and warrants            224        80       338
                                     ------    ------    ------
Shares used in computing
  per share amounts                   8,086     7,805     7,796
                                     ------    ------    ------
                                     ------    ------    ------
Per share earnings                   $  .36    $  .23    $  .23
                                     ------    ------    ------
                                     ------    ------    ------

There is no material difference in the number of shares used in computing per share amounts as calculated for primary and fully diluted earnings per share.